Exhibit 15.1

July 19, 2024

The Board of Directors and Shareholders of Lowe’s Companies, Inc.

Lowe’s Companies, Inc.
1000 Lowes Boulevard
Mooresville, North Carolina 28117

We are aware that our report dated May 30, 2024 on our review of interim financial information of Lowe’s Companies, Inc. appearing in Lowe’s Companies, Inc.’s Quarterly Report on Form 10-Q for the quarter ended May 3, 2024 is incorporated by reference in this Registration Statement.

/s/ DELOITTE & TOUCHE LLP
Charlotte, North Carolina